Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 13, 2004 (October 7, 2005, as to the effects of the discontinued operation described in Note 3 to the consolidated financial statements), which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 of its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and the Company’s sale on June 27, 2005, of substantially all of the assets of its Zilactin brand over-the-counter lip and oral care products and the presentation of Zilactin’s results of operations as discontinued operations in the Annual Report on Form 10-K of Zila, Inc. for the year ended July 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
June 8, 2006